The shareholders of the MFS Strategic Growth Fund (the "Fund"), a series of MFS Series Trust I (the "Trust"), held a special meeting of shareholders on June 7, 2007. Shareholders represented in person or by proxy voted as follows:

Proposal 1: To approve the Agreement and Plan of Reorganization providing for the transfer of the assets of MFS Strategic Growth Fund to MFS Core Growth Fund, in exchange solely for share of beneficial interest in MFS Core Growth Fund and the assumption by MFS Core Growth Fund of the liabilities of MFS Strategic Growth Fund, the distribution of the MFS Core Growth Fund shares to the shareholders of MFS Strategic Growth Fund in liquidation of MFS Strategic Growth Fund, and the termination of MFS Strategic Growth Fund.

---------- -------------------------------- ------------------- ----------------
              Number of Dollars                % of Outstanding    % of Dollars
                                                    Dollars             Voted
---------- -------------------------------- ------------------- ----------------
---------- -------------------------------- ------------------- ----------------
Affirmative           1,200,028,147.90             75.289%          97.229%
---------- -------------------------------- ------------------- ----------------
---------- -------------------------------- ------------------- ----------------
Against                  16,762,361.70              1.051%           1.358%
---------- -------------------------------- ------------------- ----------------
---------- -------------------------------- ------------------- ----------------
Abstain                  17,444,338.01              1.095%           1.413%
---------- -------------------------------- ------------------- ----------------
---------- -------------------------------- ------------------- ----------------
TOTAL                 1,234,234,847.61             77.435%          100.00%
---------- -------------------------------- ------------------- ----------------